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                                 EXHIBIT 21.1



                             LIST OF SUBSIDIARIES

                                                          ORGANIZED OR
   NAME OF SUBSIDIARY                                     INCORPORATION

   Consolidated Cigar Corporation                         Delaware
   Congar International Corporation                       Delaware
   Cuban Cigar Brands, NV                                 Netherlands-Antilles
   Direct Products Inc.                                   Delaware
   Fabrica de Tabacos La Flor de Copan, S.A. de C.V.      Honduras
   Jamaica Tobacco Manufacturing Company (1995) Ltd.      Jamaica
   Tabacalera de Garcia, Ltd.                             Bermuda
   Tabacos San Andres S.A. de C.V.                        Honduras
   Triple C Marketing Inc.                                Delaware